Exhibit 13



		      STOCK PURCHASE AGREEMENT
			  BY AND BETWEEN
		     MAYBERRY INVESTMENTS, INC.

			    as Seller

			       AND

		 ADELPHIA COMMUNICATIONS CORPORATION,

			     as Buyer

			TABLE OF CONTENTS
Section                                                      Page
-------                                                      ----
1.  PURCHASE AND SALE OF STOCK.                               1
    1.1  Purchase Price.                                      1
    1.2  Closing.                                             1
    1.3  Payment of the Purchase Price.                       1

2.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER.  2
    2.1  Status and Power.                                    2
    2.2  Ownership of Stock.                                  2
    2.3  Authority of Seller.                                 2
    2.4  Litigation or Judgments.                             2

3.  REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.       3
    3.1  Status and Power.                                    3
    3.2  Authority of Buyer.                                  3
    3.3  Litigation or Judgments.                             3

4.  FURTHER ASSURANCES.                                       3

5.  SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
    INDEMNIFICATION.                                          4
    5.1  Survival of Representations and Warranties.          4
    5.2  Indemnification.                                     4

6.  BROKERAGE COMMISSION.                                     4

7.  LAWS GOVERNING.                                           4

8.  MISCELLANEOUS.                                            4
    8.1  Counterparts; Telecopy.                              4
    8.2  Assignment.                                          5
    8.3  Interpretation.                                      5
    8.4  Transfer Charges and Taxes.                          5
    8.5  Expenses.                                            5
    8.6  Public Announcements.                                5
    8.7  Partial Invalidity.                                  5


		      STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement"), made this 28th day of January, 1999, by and between MAYBERRY INVESTMENTS, INC., a Florida corporation ("Seller") and ADELPHIA COMMUNICATIONS CORPORATION, a Delaware corporation ("Buyer").

			      RECITALS

     WHEREAS, the Seller owns 1,091,524 shares (the "Common Shares") of the Class A Common Stock, par value $.01 per share, of the Buyer (the "Class A Common Stock") and 20,000 shares (the "Preferred Shares") of the Series C Convertible Preferred Stock of Buyer, convertible into 2,358,490.57 shares of the Class A Common Stock (the "Convertible Preferred Stock");and

     WHEREAS, the Buyer desires to purchase and Seller desires to sell the Common Shares and the Preferred Shares, including any accrued, declared or unpaid dividends owing thereon, on the terms and conditions hereinafter set forth;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and each act done pursuant hereto, the parties hereto, intending to be legally bound, do represent, warrant, covenant and agree as follows:

      1.    PURCHASE AND SALE OF STOCK.

      1.1   Purchase Price.

	    Pursuant to this Agreement, Seller does hereby sell, convey, transfer and assign to Buyer, and Buyer does hereby purchase from Seller, the Common Shares and the Preferred Shares, along with any accrued, declared or unpaid dividends owing thereon (collectively, the "Stock"), for an aggregate purchase price of $149,213,130 (the "Purchase Price").

      1.2   Closing.

	    The consummation of the transfer and delivery to Buyer of the Stock and the Certificates (as defined herein), along with stock powers for the transfer of the Stock to Buyer in such form as Buyer may reasonably request and together with any required transfer stamps or taxes paid and attached thereto, and the receipt of the Purchase Price by Seller shall constitute the "Closing."

      1.3   Payment of the Purchase Price.

	    The Purchase Price shall be paid by federal funds wire transfer of United States dollars to an account designated in writing by Seller to Buyer.

      2.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER.

	    Seller represents and warrants that the following statements and representations are true and correct as of the date hereof and will also be true and correct at Closing:

      2.1   Status and Power.

	    Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      2.2   Ownership of Stock;  Certificates.

	    Seller owns the Stock, beneficially and of record, free and clear of all liens, encumbrances, pledges, options, warrants, rights of first refusal, claims, charges and restrictions of any nature. The Common Shares are represented by Certificate No. AC1802 for 1,000,000 shares of Class A Common Stock, Certificate No. AC1838 for 91,524 shares of Class A Common Stock, and Certificate No. 2 for 20,000 shares of Convertible Preferred Stock (collectively, the "Certificates"). Seller has possession of the Certificates.

      2.3   Authority of Seller.

	    Seller has the full power and authority to enter into this Agreement, to consummate these transactions and to comply with the terms, conditions and provisions hereof. This Agreement has been duly authorized, executed and delivered by Seller and is, and each other agreement, certificate, instrument or other document of Seller delivered by it pursuant to this Agreement will be, the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with its respective terms. The execution, delivery and performance of this Agreement and the other agreement of Seller contemplated by it do not require the consent of or notice to any third party. Neither the execution and delivery of this Agreement nor the consummation of these transactions will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or Bylaws of Seller, or any material agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation by which Seller is a party or by which Seller or any of its properties or assets is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Seller.

      2.4   Litigation or Judgments

	    There is no litigation, at law or in equity, or any proceedings before any commission, agency or other governmental authority, pending or, to the best of the Seller's knowledge, after due inquiry, threatened against Seller, which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement, and to the best of the Seller's knowledge, after due inquiry, no facts or circumstances exist which could reasonably be expected to give rise to any such litigation or proceedings.

      3.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF BUYER.

	    Buyer represents and warrants that the following representations and warranties are true and correct as of the date hereof and will also be true and correct on the Closing Date:

      3.1   Status and Power.

	    Buyer is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

      3.2   Authority of Buyer.

	    Buyer has the full power and authority to enter into this Agreement, to consummate these transactions and to comply with the terms, conditions and provisions hereof. This Agreement has been duly authorized, executed and delivered by Buyer and is, and each other agreement, certificate, instrument or other document of Buyer delivered by it pursuant to this Agreement will be, the legal, valid and binding agreement of Buyer, enforceable against Buyer in accordance with its respective terms.
The execution, delivery and performance of this Agreement and the other agreement of Buyer contemplated by it do not require the consent of or notice to any third party. Neither the execution and delivery of this Agreement nor the consummation of these transactions will conflict with or result in any violation of or constitute a default under any term of the Certificate of Incorporation or Bylaws of Buyer, or any material agreement, mortgage, debt instrument, indenture or other instrument, judgment, decree, order, award, law or regulation by which Buyer is a party or by which Buyer or any of its properties or assets is bound, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of Buyer.

      3.3   Litigation or Judgments.

	    There is no litigation, at law or in equity, or any proceedings before any commission, agency or other governmental authority, pending or, to the best of the Buyer's knowledge, after due inquiry, threatened against Buyer, which might reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement, and to the best of the Buyer's knowledge, after due inquiry, no facts or circumstances exist which could reasonably be expected to give rise to any such litigation or proceedings.

      4.    FURTHER ASSURANCES.

	    From time to time after Closing, and without further consideration, Seller shall execute and deliver to Buyer such further instruments of conveyance, transfer and assignment as Buyer may reasonably request in order to convey more effectively and transfer to Buyer the Stock. Buyer shall be responsible for the preparation of all of the documents incidental to such conveyance and transfer.

      5.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

      5.1   Survival of Representations and Warranties.

	    All representations, warranties, covenants, stipulations, certifications, indemnities and agreements contained herein or in any document delivered pursuant hereto shall survive the consummation of the transactions provided for in this Agreement.

      5.2   Indemnification.

	    (a) Seller shall indemnify and hold Buyer harmless from and against any and all claims, liabilities, damages, losses, deficiencies and expenses, including reasonable attorneys' fees and expenses and costs of suit (individually, a "Loss" and collectively, "Losses") arising out of any and all inaccurate representations and warranties, and out of any and all breaches of covenants, agreements and certifications made by or on behalf of Seller in this Agreement or in any document delivered hereunder.

	    (b) Buyer shall indemnify and hold Seller harmless from and against any and all Losses arising out of any and all inaccurate representations and warranties, and out of any and all breaches of covenants, agreements and certifications made by or on behalf of Buyer in this Agreement or in any document delivered hereunder.

      6.    BROKERAGE COMMISSION.

	    Buyer and Seller each represent and warrant that all negotiations relative to this Agreement and the transactions contemplated hereby have been carried on by each directly with the other without intervention of any person. Each party to this Agreement indemnifies the other and holds it harmless against and in respect of any claim against the other for brokerage or other commissions relative to this Agreement and the transactions contemplated hereby by the indemnifying party's employees, agents or consultants.

      7.    LAWS GOVERNING.

	    The construction, interpretation and enforcement of this Agreement and the rights of the parties hereunder shall be governed by the laws of the Commonwealth of Pennsylvania without regard to any jurisdiction's choice or conflicts of law provisions.

      8.    MISCELLANEOUS.

      8.1   Counterparts; Telecopy.

	    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. Delivery of executed signature pages hereof by facsimile transmission shall constitute effective and binding execution and delivery hereof.

      8.2   Assignment.

	    This Agreement may not be assigned by any party hereto without the prior written consent of the other parties.

      8.3   Interpretation.

	    Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of any of the provisions of this Agreement. There will be no presumption against a party that it prepared this Agreement or any part of it. All references to the word "including" shall have the meaning represented by the phrase "including without limitation." As used herein, the phrase "after due inquiry" is limited to inquiry within the organization of the Seller or Buyer, as the case may be.

      8.4   Transfer Charges and Taxes.

	    Seller will pay all stamp, sales, income, realty transfer or other taxes (federal, state or local) imposed by law and all third-party transfer charges in respect of any and all transfers pursuant to this Agreement.

      8.5   Expenses.

	    Seller and Buyer each will pay all costs and expenses, including any and all legal and accounting fees, of its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with.

      8.6   Public Announcements.

	    Neither Buyer nor any Seller shall, without the approval of the other party (which may not be unreasonably withheld or delayed), make any press release or other public announcement concerning this Agreement, or the transactions contemplated by it, except as and to the extent that such party shall be so obligated by law (including any legal obligation imposed on a party in connection with its status as a publicly-held corporation), in which case the other party shall be advised and shall use its reasonable efforts to cause a mutually agreeable release or announcement to be issued.

      8.7   Partial Invalidity.

	    Wherever possible, each provision hereof shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein, unless the deletion of such provision or provisions would result in such a material change as to cause the completion of the transactions contemplated hereby to be unreasonable.

	    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized corporate officers on the day and year first above written.
					  BUYER:
					  ADELPHIA COMMUNICATIONS
					  CORPORATION

					  By:  /s/ James Rigas
					     ---------------------------
						  Authorized Officer


					  SELLER:
					  MAYBERRY INVESTMENTS, INC.


					  By:  /s/ James P. Higgins
					     ---------------------------
						  Authorized Officer